      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1997



                                                      REGISTRATION NO. 333-26629

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         EQUITY OFFICE PROPERTIES TRUST
      (Exact name of registrant as specified in its governing instrument)

                     TWO NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                    (Address of principal executive offices)
                             ---------------------

                               STANLEY M. STEVENS
                              CHIEF LEGAL COUNSEL
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                    (Name and address of agent for service)
                             ---------------------

                                   COPIES TO:

               SHELI Z. ROSENBERG                             J. WARREN GORRELL, JR.
              RUTH PINKHAM HARING                                JAMES E. SHOWEN
         ROSENBERG & LIEBENTRITT, P.C.                        HOGAN & HARTSON L.L.P.
     TWO NORTH RIVERSIDE PLAZA, SUITE 1515                 555 THIRTEENTH STREET, N.W.
            CHICAGO, ILLINOIS 60606                        WASHINGTON, D.C. 20004-1109
                 (312) 466-3456                                   (202) 637-5600

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF CLASS               AMOUNT BEING        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
  OF SECURITIES BEING REGISTERED      REGISTERED(1)         PER SHARE(2)           PRICE(2)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial
  Interest, $.01 par value per
  share...........................      17,250,000             $20.00            $345,000,000         $104,545.40
======================================================================================================================

(1) Includes 2,250,000 shares that are issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred by the Company in connection with the Offering. All amounts are estimated except for the Registration Fee and the NASD Fee.

Registration Fee............................................  $104,545.50
NASD Fee....................................................    30,500
New York Stock Exchange Listing Fee.........................       *
Printing and Engraving Expenses.............................       *
Legal Fees and Expenses.....................................       *
Accounting Fees and Expenses................................       *
Blue Sky Fees and Expenses..................................    15,000
Financial Advisory Fee......................................       *
Environmental and Engineering Expenses......................       *
Miscellaneous...............................................       *
                                                              -----------
          TOTAL.............................................  $
                                                              ===========
Indemnification Insurance Costs (see Item 33)...............       *
                                                              -----------

---------------

* To be completed by amendment.

ITEM 31.  SALES TO SPECIAL PARTIES

     See Item 32.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES

     Prior to the Offering, the Company sold 1,000 unregistered Common Shares to Mr. Zell for a purchase price of $25.00 per Common Share.

     Immediately prior to the closing of the Offering, pursuant to the Contribution Agreement, (i) each ZML Opportunity Partnership will contribute to the Operating Partnership substantially all of its assets and liabilities in
exchange for an aggregate of      Units and (ii) EGI, EOP and EOH, each of which
is owned by affiliates of Mr. Zell and which are referred to collectively as the "Equity Group," will contribute the Management Business, and EOP will contribute 95% of the economic value of that portion of the Management Business that relates to the Third-Party Management Business, to the Operating Partnership in
exchange for      Units. EOP and the Operating Partnership then will jointly contribute the Third-Party Management Business to the Management Corp., with EOP receiving voting stock representing 5% of the economic value of the Management Corp. and the Operating Partnership receiving non-voting stock representing 95% of the economic value of the Management Corp. As a part of the contribution of the Management Business, EGI and EOH will contribute their asset management contracts relating to the Office Properties and the Parking Facilities to the Operating Partnership in exchange for Units.

     Immediately prior to the closing of the Offering, pursuant to the Merger Agreement, each ZML REIT will merge with and into the Company and the Company
will issue           Common Shares to the ZML REIT shareholders,           of
which Common Shares will be deposited into the corresponding ZML REIT Escrows, as described below. As part of the Consolidation, each ZML Opportunity Partnership will admit the Company as its sole managing general partner and each ZML Partner will become a non-managing general partner of its ZML Opportunity Partnership. As a result, the Company will become the 1% managing general partner in each ZML Opportunity Partnership, the sole limited partner in ZML Opportunity Partnerships I, III and IV, and the majority limited partner in ZML
Opportunity Partnerships II, owning    % of the capital interests in that
partnership. See "Structure and Formation of the Company -- Formation Transactions."

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's officers and directors are and will be indemnified under Maryland and Delaware law, the Declaration of Trust and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust of the Company requires it to indemnify its directors and officers to the fullest extent permitted from time to time under Maryland law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not Applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements, all of which are included in the Prospectus:

     EQUITY OFFICE PROPERTIES TRUST
       Pro Forma Condensed Combined Financial Statements (Unaudited):
          Pro Forma Condensed Combined Financial Statements
          Pro Forma Condensed Combined Balance Sheet as of December 31, 1996 Pro Forma Condensed Combined Statement of Operations for the Year Ended
          December 31, 1996
          Notes to Pro Forma Condensed Combined Financial Statements

       Historical:
          Report of Independent Auditors
          Balance Sheet as of December 31, 1996
          Notes to Balance Sheet

     EQUITY OFFICE PREDECESSORS
       Report of Independent Auditors
       Combined Balance Sheets as of December 31, 1996 and 1995
       Combined Statements of Operations for the years ended December 31, 1996, 1995 and 1994
       Combined Statements of Owners' Equity for the years ended December 31, 1996, 1995 and 1994
       Combined Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994
       Notes to Combined Financial Statements
       Schedule III -- Real Estate and Accumulated Depreciation as of December 31, 1996

     PROMENADE II
       Report of Independent Auditors
       Statements of Revenue and Certain Expenses for the Period from January 1, 1996 to
        June 13, 1996 (Unaudited) and the Year Ended December 31, 1995
       Notes to Statements of Revenue and Certain Expenses

     TWO CALIFORNIA PLAZA
       Report of Independent Auditors
       Statements of Revenue and Certain Expenses for the Period from January 1, 1996 to
        July 31, 1996 (Unaudited) and the Year Ended December 31, 1995
       Notes to Statements of Revenue and Certain Expenses

     BP TOWER
       Report of Independent Auditors
       Statements of Revenue and Certain Expenses for the Period from January 1, 1996 to
        August 31, 1996 (Unaudited) and the Year Ended December 31, 1995
       Notes to Statements of Revenue and Certain Expenses

     SUNTRUST CENTER
       Report of Independent Auditors
       Statements of Revenue and Certain Expenses for the Period from January 1, 1996 to
        August 31, 1996 (Unaudited) and the Year Ended December 31, 1995
       Notes to Statements of Revenue and Certain Expenses

     RESTON TOWN CENTER
       Report of Independent Auditors
       Statements of Revenue and Certain Expenses for the Period from January 1, 1996 to
        September 30, 1996 (Unaudited) and the Year Ended December 31, 1995 Notes to Statements of Revenue and Certain Expenses

     COLONNADE I
       Report of Independent Auditors
       Statement of Revenue and Certain Expenses for the Period from January 1, 1996 to
        December 4, 1996
       Notes to Statement of Revenue and Certain Expenses

     177 BROAD STREET
       Report of Independent Auditors
       Statement of Revenue and Certain Expenses for the Year Ended December 31, 1996
       Notes to Statement of Revenue and Certain Expenses

     PRESTON COMMONS
       Report of Independent Auditors
       Statement of Revenue and Certain Expenses for the Year Ended December 31, 1996
       Notes to Statement of Revenue and Certain Expenses

     (b) Exhibits


 1.1      --  Form of Purchase Agreement
 3.1      --  Amended and Restated Declaration of Trust of the Company
 3.2      --  Form of Bylaws of the Company
 5.1*     --  Opinion of Rosenberg & Liebentritt, P.C. regarding the validity of the securities being registered
 8.1      --  Form of Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
 8.2      --  Form of Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
10.1      --  Form of Agreement of Limited Partnership of the Operating
              Partnership
10.2      --  Form of Registration Rights Agreement between the Company and the persons named therein
10.3*     --  1997 Share Option and Share Award Plan
10.4*     --  Noncompetition Agreement between the Company and Samuel Zell
10.5      --  Form of Contribution Agreement
10.6      --  Merger Agreement
10.7      --  Indemnification Agreement
21.1*     --  List of Subsidiaries
23.1*     --  Consent of Rosenberg & Liebentritt, P.C. (included as part of Exhibit 5.1)
23.2**    --  Consent of Ernst & Young LLP
23.3*     --  Consent of Hogan & Hartson L.L.P.
23.4*     --  Consent of Mr. Dobrowski
23.5*     --  Consent of Mr. Harper
23.6*     --  Consent of Mr. Linneman
24.1**    --  Power of Attorney (included in the Signature Page at page
              II-6)
27.1**    --  Financial Data Schedule


---------------
 * To be filed by amendment.

** Previously filed.


ITEM 36.  UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery of each purchaser.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on this 5th day of June, 1997.


                                          Equity Office Properties Trust

                                          By:     /s/ TIMOTHY H. CALLAHAN
                                            ------------------------------------
                                                    Timothy H. Callahan
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of the 5th day of June, 1997.



                      SIGNATURE                                         NAME & TITLE
                      ---------                                         ------------
               /s/ Timothy H. Callahan                 Timothy H. Callahan, President, Chief
-----------------------------------------------------    Executive Officer and Trustee

               /s/ Timothy H. Callahan                 Richard Kincaid, Chief Financial Officer
-----------------------------------------------------    (principal financial officer and principal
                                                         accounting officer)

               /s/ Timothy H. Callahan                 Samuel Zell, Chairman of the Board of Trustees
-----------------------------------------------------

               /s/ Timothy H. Callahan                 Sheli Z. Rosenberg, Trustee
-----------------------------------------------------

                                 EXHIBIT INDEX


                                                                                 PAGE
EXHIBIT NO.                           DESCRIPTION OF EXHIBIT                     NO.
-----------                           ----------------------                     ----
    1.1       --   Form of Purchase Agreement..................................
    3.1       --   Amended and Restated Declaration of Trust of the Company....
    3.2       --   Form of Bylaws of the Company...............................
    5.1*      --   Opinion of Rosenberg & Liebentritt, P.C. regarding the
                   validity of the securities being registered.................
    8.1       --   Form of Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.................................................
    8.2       --   Form of Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.................................................
   10.1       --   Form of Agreement of Limited Partnership of the Operating
                   Partnership.................................................
   10.2       --   Form of Registration Rights Agreement between the Company
                   and the persons named therein...............................
   10.3*      --   1997 Share Option and Share Award Plan......................
   10.4*      --   Noncompetition Agreement between the Company and Samuel
                   Zell........................................................
   10.5       --   Form of Contribution Agreement..............................
   10.6       --   Merger Agreement............................................
   10.7       --   Indemnification Agreement...................................
   21.1*      --   List of Subsidiaries........................................
   23.1*      --   Consent of Rosenberg & Liebentritt, P.C. (included as part of Exhibit 5.1).............................................
   23.2**     --   Consent of Ernst & Young LLP................................
   23.3*      --   Consent of Hogan & Hartson L.L.P............................
   23.4*      --   Consent of Mr. Dobrowski....................................
   23.5*      --   Consent of Mr. Harper.......................................
   23.6*      --   Consent of Mr. Linneman.....................................
   24.1**     --   Power of Attorney (included in the Signature Page at page
                   II-6).......................................................
   27.1**     --   Financial Data Schedule.....................................


---------------

 * To be filed by amendment.

** Previously filed.